SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                               _________________


                                   FORM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported): July 28, 2004


                               NATCO Group Inc.

            (Exact Name of Registrant as Specified in its Charter)


     DELAWARE                      001-15603                  22-2906892
(State of Incorporation)     (Commission File Number)       (IRS Employer
                                                            Identification No.)


            2950 North Loop West, 7th Floor
                   Houston, Texas                                 77092
       (Address of Principal Executive Offices)                (Zip Code)


      Registrant's Telephone Number, Including Area Code: (713) 683-9292

ITEM 5.  OTHER EVENTS

         On July 28, 2004, NATCO Group Inc. entered into a Separation Agreement with Nathaniel A. Gregory, its Chief Executive Officer. Pursuant to the Agreement, Mr. Gregory is stepping down immediately as the Company's Chairman of the Board of Directors, and will resign as its Chief Executive Officer and as a director on September 7, 2004. John U. Clarke, an independent director who has served on the Company's Board of Directors since February 2000, will replace Mr. Gregory as Chairman of the Board, effective immediately. Mr. Clarke also is expected to serve as NATCO's interim CEO starting September 7, 2004, and remain in that position during the Board's search for a permanent CEO.

         During any time Mr. Clarke serves as interim CEO, he would not be deemed to be "independent" under Securities and Exchange Commission (SEC) and New York Stock Exchange (NYSE) rules and therefore would resign temporarily from the Audit and the Governance, Nominating & Compensation Committees of the Company's Board of Directors. The Board currently expects that Mr. Clarke would resume these committee positions on the selection of a new CEO. In the meantime, however, the Audit Committee would have only two members and would be without an "audit committee financial expert" and thus would be out of compliance with NYSE and SEC requirements. Assuming we fill the position of CEO promptly and Mr. Clarke returns to these committees, we do not anticipate any material and adverse consequences from this temporary noncompliance.

         Mr. Gregory received an initial payment under the Separation Agreement, which he used to exercise outstanding options to purchase 164,363 shares of the Company's common stock at an exercise price of $5.03 per share and to pay taxes due on such exercise. He also will be entitled to receive an additional payment in October, and other compensation and benefits, as specified in the agreement. Mr. Gregory will make himself available for provision of advisory services for a period of one year as provided in the agreement.

         Also on July 28, 2004, the Company repurchased an aggregate of 498,670 shares of its common stock from Mr. Gregory and Patrick M. McCarthy, the Company's President, at a price of $7.859 per share, which represented the 15-trading day average of the closing price of the common stock as reported on the New York Stock Exchange for the period ended July 23, 2004. Mr. Gregory and Mr. McCarthy used these proceeds and other funds to repay in full all outstanding loans to the Company that were scheduled to mature on July 31, 2004.

         On July 29, 2004, NATCO Group Inc. issued a press release to announce the management changes described above and also reported information regarding its bookings, backlog and revenues for the 2004 second quarter and reaffirmed prior guidance, before various charges, including CEO separation costs.

         The Separation Agreement and press release are filed as exhibits to this Current Report on Form 8-K, and the contents of such exhibits are incorporated in this document by reference.

         Company officials will conduct a conference call starting at 10:00 a.m. EDT (9:00 a.m. CDT) on Tuesday, Aug. 3, 2004 to discuss these leadership changes and the Company's second quarter financial and operating results. The August 3 conference call will be webcast live over the internet. Persons wishing to listen to the webcast should go to the following link 10 minutes prior to the webcast: http://www.firstcallevents.com/service/ajwz409140582gf12.html. The call will be archived on the Company's website, http://www.natcogroup.com, for replay approximately 1 hour after the completion of the call. To access the replay, click on Investor Relations.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits

         10.1     Separation Agreement between the Company and
                  Nathaniel A. Gregory dated July 28, 2004

         99.1     Press Release dated July 29, 2004


ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         In its press release of July 29 discussed above, the Company also reported information regarding its bookings, backlog and revenues for the 2004 second quarter and reaffirmed prior guidance, before various charges, including CEO separation costs. The Company intends to release complete 2004 second quarter financial results on Tuesday, August 3, 2004, before the open of the market.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  July 29, 2004
                                                  NATCO Group Inc.


                                                  By: /s/ Patrick M. McCarthy
                                                     --------------------------
                                                      Patrick M. McCarthy
                                                      President